Exhibit 4.1





                        UNITED STATES STEEL CORPORATION,
                                     Issuer



                                       and



                          THE BANK OF NEW YORK MELLON,
                                     Trustee



                          THIRD SUPPLEMENTAL INDENTURE

                             DATED AS OF MAY 4, 2009

                                  TO INDENTURE

                            DATED AS OF MAY 21, 2007



                                   Relating To



                          $862,500,000 Principal Amount
                 4.00% Senior Convertible Notes due May 15, 2014

                          THIRD SUPPLEMENTAL INDENTURE

     THIRD SUPPLEMENTAL INDENTURE, dated as of May 4, 2009 (this "Supplemental Indenture"), to the Indenture (defined below) among United States Steel Corporation (the "Company"), a Delaware corporation, and The Bank of New York Mellon, a New York banking corporation, as Trustee (the "Trustee").

                                    RECITALS

     WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of May 21, 2007 (the "Base Indenture"), providing for the issuance from time to time of its notes and other evidences of senior debt securities, to be issued in one or more series as therein provided ("Securities");

     WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 4.00% Senior Convertible Notes due 2014 (the "Notes"), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture (together, the "Indenture"); and

     WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company, and all acts and things necessary, have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

                                   WITNESSETH:

     NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

                                   ARTICLE ONE

                                   DEFINITIONS

     SECTION 1.01. Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.

     Section 1.02. References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture unless otherwise specified.

     Section 1.03. For purposes of this Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

     "Additional Interest" means all amounts, if any, payable pursuant to
Section 6.02.

     "Additional Shares" has the meaning provided in Section 5.04(a).

     "Adjustment Event" has the meaning provided in Section 5.02(l).

     "Attributable Debt" means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

     "Base Indenture" has the meaning provided in the recitals.

     "Beneficial Owner" means any person who is considered a Beneficial Owner of a security in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

     "Clearstream" means Clearstream Banking S.A.

     "Common Stock" means the Common Stock, par value $1.00 per share, of the Company existing on the Issue Date or any other shares of capital stock into which such Common Stock shall be reclassified or changed.

     "Company Notice" has the meaning provided in Section 4.01(b).

     "Company Notice Date" has the meaning provided in Section 4.01(b).

     "Consolidated Net Tangible Assets" means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by the Company in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by the Company) pursuant to the Exchange Act by the Company prior to the time as of which "Consolidated Net Tangible Assets" is being determined.

     "Conversion Agent" means the office or agency appointed by the Company where Notes may be presented for conversion. The Conversion Agent appointed by the Company shall initially be the Trustee.

     "Conversion Date" has the meaning provided in Section 5.01(a).

     "Conversion Price" means, in respect of each $1,000 principal amount of Notes, $1,000 divided by the Conversion Rate, as may be adjusted from time to time as set forth herein, and initially shall be $31.875.

     "Conversion Rate" means, in respect of each $1,000 principal amount of Notes, initially 31.3725 shares of Common Stock, subject to adjustment as set forth herein.

     "Depositary" has the meaning provided in Section 2.05.

     "Determination Date" has the meaning provided in Section 5.02(l).

     "Effective Date" has the meaning provided in Section 5.04(c).

     "Euroclear" means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

     "Ex-Dividend Date" means the first date upon which a sale of the Common Stock does not automatically transfer the right to receive the relevant dividend, issuance or distribution from the seller of the Common Stock to its buyer.

     "Expiration Time" has the meaning provided in Section 5.02(e).

     "Fair Market Value" means the amount that a willing buyer would pay a willing seller in an arm's length transaction.

     "Fundamental Change" shall be deemed to have occurred at the time after the Notes are originally issued that any of the following occurs:

     (1) a "Person" or "Group" within the meaning of Section 13(d) of the Exchange Act other than the Company, a Subsidiary of the Company or any employee benefit plans of the Company or a Subsidiary of the Company files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the direct or indirect "Beneficial Owner," as defined in Rule 13d-3 under the Exchange Act, of the Company's common equity representing more than 50% of the voting power of all shares of the Company's common equity entitled to vote generally in the election of directors, unless such Beneficial Ownership arises as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; and provided that no person or group shall be deemed to be the Beneficial Owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange under such offer;

     (2) consummation of (A) any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination) as a result of which Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any statutory share exchange, consolidation or merger involving the Company pursuant to which Common Stock shall be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and the Company's Subsidiaries, taken as a whole, to any person other than one or more of the Company's Subsidiaries, other than any transaction:

               (a) involving a consolidation or merger that does not result in a reclassification, conversion, exchange or cancellation of outstanding Common Stock;

               (b) where the Holders of more than 50% of all classes of the Company's common equity immediately prior to such transaction that is a statutory share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent entity thereof immediately after such transaction; or

               (c) that is effected solely to change the Company's jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving entity; or

     (3) the Company's Common Stock (or other capital stock or American Depositary Receipts into which the Notes are then convertible pursuant to the terms of this Supplemental Indenture) ceases to be listed on a United States national or regional securities exchange;

provided, however, that a Fundamental Change as a result of clause (2) above shall not be deemed to have occurred if 90% or more of the consideration received or to be received by the Holders of Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in connection with the transaction or transactions constituting the Fundamental Change consists of shares of capital stock or American Depositary Receipts traded on a United States national or regional securities exchange or which shall be so traded when issued or exchanged in connection with the transaction that would otherwise be a Fundamental Change (these securities being referred to as "Publicly Traded Securities") and as a result of this transaction or transactions the Notes become convertible into such Publicly Traded Securities, excluding cash payments for fractional shares.

     "Fundamental Change Purchase Date" has the meaning provided in Section 4.01(a).

     "Fundamental Change Purchase Notice" has the meaning provided in Section 4.01(c).

     "Fundamental Change Purchase Price" has the meaning provided in Section 4.01(a).

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession as in effect from time to time.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee," when used as a verb, has a correlative meaning.

     "Holder" means the Person in whose name a Note of any series is registered on the security register books.

     "Incur" means issue, assume, Guarantee or otherwise become liable for Indebtedness.

     "Indebtedness" means, with respect to any Person, obligations of such Person for borrowed money (including without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

     "Indenture" has the meaning provided in the recitals.

     "Initial Dividend Threshold" has the meaning provided in Section 5.02(d).

     "Interest Payment Date" has the meaning provided in Section 2.06(a).

     "Issue Date" means May 4, 2009.

     "Last Reported Sale Price" of the Common Stock on any Trading Day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) of the Common Stock on that Trading Day as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a United States national or regional securities exchange on the relevant Trading Day, the Last Reported Sale Price shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant Trading Day as reported by the National Quotation Bureau or similar organization selected by the Company. If the Common Stock is not so listed or quoted, the Last Reported Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for such purpose.

     "Liens" has the meaning provided in Section 3.01.

     "Notes" has the meaning provided in the recitals.

     "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

     "Paying Agent" has the meaning provided in Section 2.05.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

     "Principal Property" means any blast furnace, steel producing facility, or casters that are part of a plant that includes such a facility, in each case located in the United States, having a net book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination.

     "Publicly Traded Securities" has the meaning provided in the definition of Fundamental Change in this Section 1.03.

     "Record Date" means, in respect of a dividend or distribution to holders of Common Stock, the date fixed for determination of holders of Common Stock entitled to receive such dividend or distribution.

     "Reference Property" has the meaning provided in Section 5.03(a).

     "Regular Record Date" for the payment of interest on the Notes (including Additional Interest, if any), means the May 1 (whether or not a Business Day) immediately preceding the Interest Payment Date on May 15 and the November 1 (whether or not a Business Day) immediately preceding the Interest Payment Date on November 15.

     "Reorganization Event" has the meaning provided in Section 5.03(a).

     "Scheduled Trading Day" means a day that is scheduled to be a Trading Day on the primary securities exchange or market on which the Common Stock is listed or admitted to trading. If the Common Stock is not so listed or admitted to trading, "Scheduled Trading Day" means a Business Day.

     "Securities" has the meaning provided in the recitals.

     "Security Register" means the books and records, whether electronic or physical, maintained by the Security Registrar detailing the identities and other information concerning the Holders.

     "Security Registrar" means the Trustee.

     "Settlement Date" has the meaning provided in Section 5.01(a).

     "Spin-Off" has the meaning provided in Section 5.02(c).

     "Stated Maturity" means May 15, 2014.

     "Stock Price" means, with respect to a Fundamental Change, the price per share of Common Stock paid in connection with such Fundamental Change, which shall be equal to (i) if such Fundamental Change is a transaction described in clause (1) or (2) of the definition thereof and holders of Common Stock receive only cash as a result of such Fundamental Change, and (ii) in all other cases, the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Effective Date.

     "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity owning a majority of the shares of securities or other interests having ordinary voting power for the election of directors or another governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly through one or more intermediaries, or both by the parent.

     "Supplemental Indenture" has the meaning provided in the preamble.

     "Trading Day" means a day during which trading in securities generally occurs on the principal United States national or regional securities exchange on which the Common Stock is then listed or admitted to trading or, if the Common Stock is not then listed or admitted to trading on a United States national or regional securities exchange, in the principal other market on which the Common Stock is then traded; provided that if the Common Stock is not so listed or traded, "Trading Day" means a Business Day.

     "Trust Officer" means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and having direct responsibility for the administration of this Supplemental Indenture.

     "Withholding Agent" means the office or agency appointed by the Company to withhold the appropriate amount from any payment, to which withholding applies, made by the Company to a Holder in respect of the Notes. The Withholding Agent appointed by the Company shall initially be the Trustee.

     "$" means United States dollars.

                                   ARTICLE TWO

                    GENERAL TERMS AND CONDITIONS OF THE NOTES

     SECTION 2.01.  Designation and Principal Amount.

     The Notes are hereby authorized and are designated the 4.00% Senior Convertible Notes due 2014, unlimited in aggregate principal amount. The Notes issued on the date hereof pursuant to the terms of this Indenture shall be in an aggregate principal amount of $862,500,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the Notes pursuant to Section 3.03 of the Base Indenture. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, additional Notes having the same terms and conditions as the Notes issued on the date hereof in all respects (except for the payment of interest accruing prior to the issue date of such additional Notes), so that such additional Notes shall be consolidated and form a single series with the Notes issued on the date hereof and shall be governed by the terms of the Indenture.

     Section 2.02.  Maturity.

     The principal amount of the Notes shall be payable on May 15, 2014.

     Section 2.03.  No Optional Redemption.

     The Notes issued under this Supplemental Indenture shall not be redeemable at the election of the Company prior to their Stated Maturity.

     Section 2.04.  Defeasance.

     The Notes issued under this Supplemental Indenture shall not be subject  to
Article XIII of the Base Indenture.

     Section 2.05.  Form and Payment.

     The Notes shall be issued as global notes, in fully registered book-entry form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

     Principal, premium, if any, and/or interest, if any, on the global notes representing the Notes shall be made to The Depository Trust Company, or DTC (the "Depositary").

     The global notes representing the Notes shall be deposited with, or on behalf of, the Depositary and shall be registered, at the request of the Depositary, in the name of Cede & Co. No global note may be transferred except as a whole by a nominee of the Depositary to another nominee of the Depositary or to a successor of the Depositary or a nominee of such successor.

     The Trustee shall act as Paying Agent for the Notes (the "Paying Agent"). The Company may choose to pay interest by mailing checks or making wire or other electronic funds transfers. All money paid by the Company to any Paying Agent that remains unclaimed at the end of two years after the amount is due to Holders shall be repaid to the Company. After such two-year period, Holders may look only to the Company for payment and not to the Trustee, any other Paying Agent or anyone else. The Company may also arrange for additional payment offices, and may cancel or change these offices, including any use of the Trustee's corporate trust office. The Company may appoint and change the Paying Agent without prior notice to the Holders.

     Section 2.06.  Interest.

     (a) Interest on the Notes shall accrue at the rate of 4.00% per annum from and including the date specified on the face of such Notes until the principal thereof is paid, deemed paid, or made available for payment. Interest on the Notes shall be payable semiannually in arrears on May 15 and November 15, commencing on November 15, 2009 (each an "Interest Payment Date"). Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months. If any Interest Payment Date (other than an Interest Payment Date coinciding with the Stated Maturity or earlier required repurchase date upon a Fundamental Change) of a Note falls on a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day and no interest on such payment shall accrue for the period from the Interest Payment Date to the next succeeding Business Day. If the Stated Maturity falls on a day that is not a Business Day, any required payments of interest and principal shall be made on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after the Stated Maturity to such next succeeding Business Day. If a Fundamental Change Purchase Date falls on a day that is not a Business Day, the Company shall purchase the Notes tendered for purchase on the next succeeding Business Day and no interest or Additional Interest on such Notes shall accrue for the period from and after the earlier Fundamental Change Purchase Date to such next succeeding Business Day.

     (b) A Holder of any Notes after 5:00 p.m., New York City time, on a Regular Record Date shall be entitled to receive interest (including any Additional Interest), on such Notes on the corresponding Interest Payment Date. Holders of Notes at 5:00 p.m., New York City time, on a Regular Record Date shall receive payment of interest (including any Additional Interest) payable on the corresponding Interest Payment Date notwithstanding the conversion of such Notes at any time after 5:00 p.m., New York City time on such Regular Record Date. Notes surrendered for conversion during the period after 5:00 p.m., New York City time, on any Regular Record Date to 9:00 a.m., New York City time, on the corresponding Interest Payment Date must be accompanied by payment of an amount equal to the interest (including any Additional Interest) that the Holder is to receive on the Notes on such Interest Payment Date; provided that no such payment need be made (i) for conversions following the Regular Record Date immediately preceding Stated Maturity; (ii) if the Company has specified a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date or (iii) to the extent of any overdue interest (including any overdue Additional Interest), if any overdue interest exists at the time of conversion with respect to such Note. The Company's delivery to the Holder of the shares of Common Stock, together with any cash payment for any fractional shares into which a Note is convertible, shall be deemed to satisfy in full the Company's obligation to pay (i) the principal amount of the Note and (ii) accrued and unpaid interest and Additional Interest, if any, to, but not including, the Conversion Date.

                                  ARTICLE THREE

                              ADDITIONAL COVENANTS

     SECTION 3.01.  Limitation on Liens.

     The Company shall not Incur, and shall not permit any of its Subsidiaries to Incur, any Indebtedness for borrowed money secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, "Liens") upon (a) any Principal Property of the Company or any Principal Property of a Subsidiary or (b) any shares of stock or other equity interests or Indebtedness of any Subsidiary that owns a Principal Property (whether such Principal Property, shares of stock or other equity interests or Indebtedness is now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the Notes (together with, at the option of the Company, any other Indebtedness of the Company or any Subsidiary ranking equally in right of payment with the Notes) are equally and ratably secured with or, at the option of the Company, prior to, such Indebtedness.

     Any Lien created for the benefit of Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of such Lien.

     The foregoing restriction does not apply, with respect to any Person, to any of the following:

      (i) leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

     (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens, in each case for sums not yet overdue by more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company to provide collateral to the Depositary;

    (iii) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

     (iv) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

      (v) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

     (vi) Liens existing on the issue date of the Notes;

    (vii) Liens on property or shares of capital stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person (other than assets and property affixed or appurtenant thereto);

   (viii) Liens securing industrial revenue or pollution control bonds issued for the benefit of the Company;

     (ix) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person (other than assets and property affixed or appurtenant thereto);

      (x) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly-owned Subsidiary of such Person;

     (xi) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (v), (vi), (vii), (viii) or (ix); provided, however, that: (a) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness under clauses (v), (vi), (vii),
          (viii) or (ix) at the time the original Lien became a Lien permitted under the Indenture and (y) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing, refunding, extension, renewal or replacement; and

    (xii) Liens on assets subject to a sale and leaseback transaction securing Attributable Debt permitted to be Incurred pursuant to
          Section 3.02.

     Notwithstanding the foregoing restrictions, the Company and its Subsidiaries shall be permitted to Incur Indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes, if any, provided that after giving effect to such Indebtedness, the aggregate amount of all Indebtedness secured by Liens (not including Liens permitted under clauses (i) through (xii) above), together with all Attributable Debt outstanding pursuant to the second paragraph of Section 3.02, does not exceed 15% of the Consolidated Net Tangible Assets of the Company calculated as of the date of the creation or incurrence of the Lien. The Company and its Subsidiaries also may, without equally and ratably securing the Notes, create or Incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

     Section 3.02.  Limitation on Sale and Leaseback Transactions.

     The Company shall not directly or indirectly, and shall not permit any of its Subsidiaries that own a Principal Property directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

      (i) such transaction was entered into prior to the date of issuance of the Notes (other than any additional Notes);

     (ii) such transaction was for the sale and leasing back to the Company or one of its Subsidiaries of any property by the Company or one of its Subsidiaries;

    (iii) such  transaction involves a lease for not more than three years
          (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years),

     (iv) the Company would be entitled to Incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to the last paragraph of
          Section 3.01; or

      (v) the Company applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in its business or to the retirement of long-term Indebtedness within 365 days before or after the effective date of any such sale and leaseback transaction; provided that in lieu of applying such amount to the retirement of long-term Indebtedness, the Company may deliver Notes of both series to the Trustee for cancellation, such Notes to be credited at the cost thereof to it.

     Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its Subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions, together with all Indebtedness outstanding pursuant to the last paragraph of Section 3.01, does not exceed 15% of the Consolidated Net Tangible Assets of the Company calculated as of the closing date of the sale and leaseback transaction.

                                  ARTICLE FOUR

                   PURCHASE OF NOTES AT THE OPTION OF HOLDERS
                            UPON A FUNDAMENTAL CHANGE

     SECTION 4.01. Purchase of Notes at the Option of Holders Upon a Fundamental Change.

     (a) Purchase of Notes at the Option of the Holder. If a Fundamental Change occurs at any time, each Holder shall have the right, at such Holder's option, to require the Company to purchase any or all of the Holder's Notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple thereof at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, including Additional Interest, if any, to but excluding the Fundamental Change Purchase Date (the "Fundamental Change Purchase Price"); provided that if the Fundamental Change Purchase Date occurs after a Regular Record Date and on or prior to the corresponding Interest Payment Date, the Company shall pay accrued and unpaid interest plus Additional Interest, if any, to but excluding the Fundamental Change Purchase Date to the record Holder on the Regular Record Date corresponding to such Interest Payment Date and the Fundamental Change Purchase Price payable to the Holder who presents the Note for repurchase shall be 100% of the principal amount of such Note. The Fundamental Change Purchase Date shall be a Business Day specified by the Company that is no later than the 35th calendar day following the date of the Company Notice delivered in connection with such Fundamental Change pursuant to Section 4.01(b) (subject to extension to comply with applicable law, as provided in Section 4.02(d)) (the "Fundamental Change Purchase Date"). Any Notes purchased by the Company shall be paid for in cash.

     (b) Notice of Fundamental Change. The Company shall deliver, or cause to be delivered in accordance with the last paragraph of this Section 4.01(b), notices of the occurrence of a Fundamental Change and of the purchase rights arising as a result thereof (each, a "Company Notice") to the Holders at their addresses shown in the Security Register maintained by the Security Registrar, and to the Trustee and the Paying Agent, on or before the 20th calendar day after the occurrence of the Fundamental Change (each such date of delivery, a "Company Notice Date"). Each Company Notice shall include a form of Fundamental Change Purchase Notice to be completed by a Holder and shall state:

           (i) the events causing the Fundamental Change;

          (ii) the date of the Fundamental Change;

         (iii) the last date on which a Holder may exercise its repurchase rights under Section 4.01;

          (iv) the Fundamental Change Purchase Price;

           (v) the Fundamental Change Purchase Date;

          (vi) the name and address of the Paying Agent and the Conversion Agent, if applicable;

         (vii) if applicable, the applicable Conversion Rate and, if applicable, any adjustments to the applicable Conversion Rate as a result of such Fundamental Change;

        (viii) if applicable, that the Notes with respect to which a Fundamental Change Purchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Purchase Notice in accordance with the terms of this Supplemental Indenture; and

          (ix) the procedures that Holders must follow to require the Company to purchase its Notes pursuant to Section 4.01.

     Simultaneously with providing such Company Notice, the Company shall publish a notice containing the information in such Company Notice in a newspaper of general circulation in The City of New York or publish such information on its then existing website or through such other public medium as it may use at that time.

     (c) Exercise of Option. For a Note to be so purchased at the option of the Holder, the Holder must deliver, on or before the Business Day immediately preceding the Fundamental Change Purchase Date, subject to extension to comply with applicable law, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice (a "Fundamental Change Purchase Notice") in the form entitled "Form of Fundamental Change Purchase Notice" on the reverse side of the Notes duly completed, to the Paying Agent. The Fundamental Change Purchase Notice shall state:

           (i) if the Notes are certificated, the certificate numbers of the Holder's Notes to be delivered for purchase;

          (ii) the portion of the principal amount of the Holder's Notes to be purchased, which portion must be $1,000 or an integral multiple thereof; and

         (iii) that  the  Holder's  Notes shall be  purchased  as  of  the
               Fundamental   Change   Purchase  Date  pursuant   to   applicable
               provisions of the Notes and this Supplemental Indenture.

     (d) Procedures. The Company shall purchase from a Holder on the Fundamental Change Purchase Date, subject to extension to comply with applicable law, pursuant to this Section 4.01, Notes if the principal amount of such Notes is $1,000 or an integral multiple thereof if so requested by such Holder.

     Any purchase by the Company contemplated pursuant to the provisions of this
Section 4.01 shall be consummated by the delivery of the Fundamental Change Purchase Price, to be received by the Holder, to the Paying Agent as provided in
Section 4.02(a), promptly following the later of (i) the Fundamental Change Purchase Date, (ii) the time of book-entry transfer or (iii) delivery of the Notes.

      The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all cash held by the Paying Agent for the payment of the Fundamental Change Purchase Price and shall notify the Trustee of any Default by the Company in making any such payment. If the Company or an Affiliate of the Company acts as Paying Agent, it shall segregate the cash held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to deliver all cash held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon doing so, the Paying Agent shall have no further liability for the cash delivered to the Trustee.

     Section 4.02. Further Conditions and Procedures for Purchase at the Option of the Holder Upon a Fundamental Change.

      (a) Effect of Fundamental Change Purchase Notice; Withdrawal; Effect of Event of Default. Upon receipt by the Company of the Fundamental Change Purchase Notice specified in, and the Notes to be purchased as provided in,
Section 4.01(c), the Holder of the Notes in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn as specified in this Section 4.02(a)) thereafter be entitled to receive solely the Fundamental Change Purchase Price with respect to such Notes. Such Fundamental Change Purchase Price shall be paid by the Paying Agent, solely from funds received from the Company for such purpose, to such Holder promptly following the later of (x) the Fundamental Change Purchase Date with respect to such Notes (provided the conditions in this Article Four have been satisfied) and (y) the time of delivery or book-entry transfer of such Notes to the Paying Agent by the Holder thereof in the manner required by Section 4.01. Notes in respect of which a Fundamental Change Purchase Notice has been given by the Holder thereof may not be converted on or after the date of the delivery of such Fundamental Change Purchase Notice unless such Fundamental Change Purchase Notice has first been validly withdrawn as specified in this Section 4.02(a). Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Purchase Notice contemplated by Section 4.01(c), shall have the right at any time prior to the close of business on the Business Day prior to the Fundamental Change Purchase Date to withdraw such Fundamental Change Purchase Notice (in whole or in part) by delivery of a written notice of withdrawal to the Paying Agent in accordance with this Section 4.02(a).

      The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written notice of withdrawal thereof.

      On  or  before  11:00 a.m. (New York City time) on the Fundamental  Change
Purchase Date, the Company shall deposit with the Paying Agent (or if the Company or an Affiliate of the Company is acting as the Paying Agent, shall segregate and hold in trust) cash sufficient to pay the aggregate Fundamental Change Purchase Price of the Notes to be purchased pursuant to Section 4.01. If the Paying Agent holds, in accordance with the terms of this Supplemental Indenture, cash sufficient to pay the Fundamental Change Purchase Price of such Notes on the second Business Day after the Fundamental Change Purchase Date, then (i) the Notes tendered for purchase and not withdrawn shall cease to be outstanding, and interest, including Additional Interest, if any, shall cease to accrue (whether or not book-entry transfer of such Notes is made or whether or not the Note is delivered to the Paying Agent) on the Fundamental Change Purchase Date; and (ii) all other rights of the Holders with respect to Notes tendered for purchase shall terminate (other than the right to receive the Fundamental Change Purchase Price upon delivery or transfer of the Notes). Nothing herein shall preclude any withholding of tax required by law.

     A Fundamental Change Purchase Notice may be withdrawn, in whole or in part, by means of a written notice of withdrawal delivered to the office of the Paying Agent prior to the close of business on the Business Day prior to the Fundamental Change Purchase Date. The notice of withdrawal shall state:

           (i) the principal amount of the withdrawn Notes;

          (ii) if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, the notice must comply with appropriate DTC, Clearstream and/or Euroclear procedures; and

         (iii) the principal amount, if any, which remains subject to the Fundamental Change Purchase Notice.

      If the Notes are certificated, the Paying Agent shall promptly return to the respective Holders thereof any Notes with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with this Indenture.

     (b) Notes Purchased in Part. Any Notes that are to be purchased only in part shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder's attorney duly authorized in writing) and the Company shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver to the Holder of such Notes, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Notes so surrendered which is not purchased.

     (c) Compliance with Securities Laws Upon Purchase of Notes. In connection with any offer to purchase, or purchase of, Notes under Section 4.01, the Company shall, to the extent applicable, (a) comply with Rules 13e-4 and 14e-1 (and any successor provisions thereto) under the Exchange Act, if applicable;
(b) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act, if applicable; and (c) otherwise comply with all applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Supplemental Indenture as described in this Article Four, compliance by the Company with such laws and regulations shall not in and of itself cause a breach of the Company's obligations described in this Article Four.

     (d) Repayment to the Company. The Trustee and the Paying Agent shall return to the Company any cash or property that remains unclaimed at the end of two years after the amount is due to Holders, together with interest that the Trustee or Paying Agent, as the case may be, has expressly agreed in writing to pay, if any, that is held by them for the payment of a Fundamental Change Purchase Price; provided, however, that to the extent that the aggregate amount of cash or property deposited by the Company pursuant to Section 4.02(b), as applicable, exceeds the aggregate Fundamental Change Purchase Price of the Notes or portions thereof which the Company is obligated to purchase as of the Fundamental Change Purchase Date, then promptly on and after the second Business Day following the Fundamental Change Purchase Date, the Trustee and the Paying Agent shall return any such excess to the Company together with interest that the Trustee or Paying Agent, as the case may be, has expressly agreed in writing to pay, if any.

     (e) Officers' Certificate. At least three Business Days (or such lesser period as agreed to by the Trustee) before the Company Notice Date, the Company shall deliver an Officers' Certificate to the Trustee specifying whether the Company desires the Trustee to give the Company Notice required by Section 4.02(a) hereof.

                                  ARTICLE FIVE

                                   CONVERSION

     Section 5.01.  Conversion of Notes.

     Right to Convert. Subject to the procedures for conversion set forth in this Article Five and at any time prior to the close of business on the second Scheduled Trading Day preceding the Stated Maturity of the Notes, a Holder may convert its Notes at their full principal amount, or any portion of their principal amount that is equal to $1,000 or an integral multiple thereof. No payment or adjustment shall be made for dividends on, or other distributions with respect to, any Common Stock, except as expressly provided in this Article Five.

     (a)  Conversion  Procedures.   The  following  procedures  shall apply  to
          convert Notes:

           (i) in respect of a beneficial interest in a global note, a Beneficial Owner must comply with the procedures of DTC for converting a beneficial interest in a global note and, if required pursuant to Section 2.06(b), pay funds equal to interest payable on the next Interest Payment Date to which such Beneficial Owner is not entitled, and if required, pay all taxes or duties, if any; and

          (ii) in respect of a certificated Note, the Holder must (A) complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice; (B) deliver such conversion  notice, which is irrevocable, and  the  Note  to  the
               Conversion Agent; (C) furnish appropriate endorsements and transfer documents as may be required by the Conversion Agent;
               (D) if required pursuant to Section 5.02(c), pay all transfer or similar taxes; and (E) if required pursuant to Section 2.06(b), pay funds equal to interest payable on the next interest payment date to which such Holder is not entitled.

     The date a Holder complies with the foregoing requirements is the "Conversion Date" hereunder. At the Conversion Date the rights of the Holders of such converted Notes as Holders shall cease, and the Person or Persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. The Company shall issue and shall deliver at such office or agency a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in cash in lieu of any fractional shares, as provided in Section 5.01(b), by the third Business Day immediately following the Conversion Date (the "Settlement Date"). A Holder may convert a portion of its Notes only if the principal amount of such portion is $1,000 or an integral multiple thereof.

     In the case of any Note that is converted in part only, upon such conversion the Company shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, a new Note or Notes of authorized denominations in aggregate principal amount equal to the unconverted portion of the principal amount of such Note.

     If a Holder has already delivered a Fundamental Change Purchase Notice in connection with a Fundamental Change, with respect to a Note, the Holder may not surrender that Note for conversion until the Holder has validly withdrawn the Fundamental Change Purchase Notice in accordance with this Supplemental Indenture.

     If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered.

     (b) Cash Payments in Lieu of Fractional Shares. The Company shall not issue fractional shares of Common Stock upon conversion of Notes. Instead the Company shall deliver cash, rounded to the nearest whole cent, for such fractional shares based on the Last Reported Sale Price of the Common Stock on the applicable Conversion Date.

     (c) Taxes on Conversion. If a Holder converts Notes, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of Common Stock upon such conversion; provided, however, the Holder shall pay any such tax which is due because the Holder requests the shares of Common Stock to be issued in a name other than the Holder's name. The Conversion Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder's name until the Conversion Agent receives a sum sufficient to pay any tax which shall be due because the shares are to be issued in a name other than the Holder's name, but the Conversion Agent shall have no duty to determine if any such tax is due. Nothing herein shall preclude any withholding of tax required by law.

     (d)  Certain Covenants of the Company.

           (i) The Company shall, prior to issuance of any Notes hereunder, and from time to time as may be necessary, reserve out of its authorized but unissued Common Stock or shares of Common Stock held in treasury, sufficient number of shares of Common Stock, free of preemptive rights, to permit the conversion of the Notes, calculated assuming the maximum number of Additional Shares are issuable upon conversion of the Notes pursuant to Section 5.04.

          (ii) All shares of Common Stock delivered upon conversion of the Notes shall be newly issued shares or treasury shares, shall be duly and validly issued and fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim.

         (iii) The Company shall endeavor to comply promptly with all applicable federal and state securities laws regulating the issuance and delivery of shares of Common Stock upon the conversion of Notes.

          (iv) Before taking any action that would cause an adjustment increasing the Conversion Rate to an amount that would cause the Conversion Price to be reduced below the then par value per share of the Common Stock, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Company shall take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Rate.

     Section 5.02. Adjustments to Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company as described below, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (as a result of holding the Notes, and at the same time as holders of the Common Stock participate) in any of the transactions described in this Section 5.02 as if such Holders of the Notes held a number of shares of the Common Stock equal to the applicable Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holders, without having to convert their Notes.

     (a) If the Company issues shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

                                     OS1
                        CR1 = CR0 x  ---
                                     OS0
where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution or the Effective Date of such share split or combination, as applicable

CR1 = the conversion rate in effect immediately after such ex-dividend date or Effective Date, as applicable

OS0 = the number of shares of Common Stock outstanding immediately prior to such ex-dividend date or Effective Date, as applicable

OS1 = the number of shares of Common Stock outstanding immediately prior to such ex-dividend date or Effective Date, as applicable, after giving pro forma effect to such dividend, distribution, share split or share combination

      Such adjustment shall become effective immediately after 9:00 a.m., New York City time, on the Business Day following the Record Date for such dividend or distribution, or the date fixed for determination for such share split or share combination. The Company shall not pay any dividend or make any distribution on shares of Common Stock held in treasury by the Company. If any dividend or distribution of the type described in this Section 5.02(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

     (b) If the Company distributes to holders of all or substantially all the Common Stock any rights or warrants entitling them for a period of not more than 45 calendar days to subscribe for or purchase shares of Common Stock at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the date of announcement of such distribution, the Conversion Rate shall be adjusted based on the following formula:

                                           OS0 + X
                               CR1 = CR0 x -------
                                           OS0 + Y
where,

CR0 = the Conversion Rate in effect immediately prior the ex-dividend date for such distribution

CR1 = the Conversion Rate in effect immediately after such ex-dividend date

OS0 = the number of shares of Common Stock outstanding immediately after such ex-dividend date

X = the total number of shares of Common Stock issuable pursuant to such rights or warrants

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the Last Reported Sale Prices of Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the date of announcement of the distribution of such rights or warrants

     Such adjustment shall be successively made whenever any such rights or warrants are issued and shall become effective immediately after 9:00 a.m., New York City time, on the Business Day following the date fixed for such determination. The Company shall not issue any such rights, options or warrants in respect of shares of Common Stock held in treasury by the Company. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, or such rights or warrants are not exercised prior to their expiration, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed.

     In determining whether any rights or warrants entitle the Holders to subscribe for or purchase shares of Common Stock at less than such Last Reported Sale Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company's Board of Directors.

     (c) If the Company distributes shares of its capital stock, evidences of its Indebtedness or other assets or property of the Company to holders of all or substantially all the Common Stock, excluding:

           (i) dividends or distributions and rights or warrants referred to  in
               Section 5.02(a) or (b) above;

          (ii) dividends or distributions paid exclusively in cash; and

         (iii) as described below in this Section 5.02(c) with respect to Spin-Offs,

     then the Conversion Rate shall be adjusted based on the following formula:

                                    SP0
                     CR1 = CR0 x ---------
                                 SP0 - FMV

where,

CR0 = the Conversion Rate in effect immediately prior to the ex-dividend date for such distribution

CR1 =  the Conversion Rate in effect immediately after such ex-dividend date


SP0 = the average of the Last Reported Sale Prices of Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the ex-dividend date for such distribution

FMV = the Fair Market Value (as determined by the Company's Board of Directors) of the shares of capital stock, evidences of Indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the record date for such distribution

     Such adjustment shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the date fixed for the determination of stockholders entitled to receive such distribution. With respect to an adjustment pursuant to this clause (c) where there has been a payment of a dividend or other distribution on the Common Stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit (a "Spin-Off"), the Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Effective Date of such Spin-Off shall be increased based on the following formula:

                                FMV0 + MP0
                    CR1 = CR0 x ----------
                                    MP0


where,

CR0 = the Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Effective Date of the Spin-Off

CR1 = the Conversion Rate in effect immediately after the Effective Date of the Spin-Off

FMV0 = the average of the Last Reported Sale Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading-Day period from, and including, the Effective Date of the Spin-Off

MP0 = the average of the Last Reported Sale Prices of Common Stock over the first 10 consecutive Trading-Day period from, and including, the Effective Date of the Spin-Off

     Such adjustment shall occur on the tenth Trading Day from, and including, the Effective Date of the Spin-Off and shall be applied on a retroactive basis from, and including, the Effective Date of the Spin-Off.

     (d)(i) If any regular, quarterly cash dividend or distribution made to the holders of all or substantially all of the Common Stock is in excess of $0.05 per share (the "Initial Dividend Threshold"), the Conversion Rate shall be adjusted based on the following formula:

                                  SP0
                    CR1 = CR0 x -------
                                SP0 - C

where,

CR0 = the Conversion Rate in effect immediately prior to the ex-dividend date for such dividend or distribution

CR1 = the Conversion Rate in effect immediately after the ex-dividend date for such dividend or distribution

SP0 =  the  Last  Reported  Sale  Price of Common  Stock  on  the  Trading  Day
       immediately  preceding  the  ex-dividend  date  for  such  dividend   or
       distribution

C = the amount in cash per share distributed by the Company to holders of Common Stock in excess of the Initial Dividend Threshold

     The Initial Dividend Threshold is subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate; provided that no adjustment shall be made to the Initial Dividend Threshold for any adjustment made to the Conversion Rate under this Section 5.02(d)(i).

     (ii) If the Company pays any cash dividend or distribution that is not a regular, quarterly cash dividend or distribution to holders of all or substantially all of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

                                  SP0
                    CR1 = CR0 x -------
                                SP0 - C

where,

CR0 = the Conversion Rate in effect immediately prior to the ex-dividend date for such dividend or distribution

CR1 = the Conversion Rate in effect immediately after the ex-dividend date for such dividend or distribution

SP0 =  the  Last  Reported  Sale  Price of Common  Stock  on  the  Trading  Day
       immediately  preceding  the  ex-dividend  date  for  such  dividend   or
       distribution

C = the amount in cash per share distributed by the Company to holders of Common Stock

     (e) If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Last Reported Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (such last date, the "Expiration Time"), the Conversion Rate shall be increased based on the following formula:


                                AC + (SP1 x OS1)
                    CR1 = CR0 x ----------------
                                    OS0 x SP1


where,

CR0 = the Conversion Rate in effect immediately prior to the Effective Date of the adjustment

CR1 = the Conversion Rate in effect immediately after the Effective Date of the adjustment

AC = the aggregate value of all cash and any other consideration (as determined by the Company's Board of Directors) paid or payable for shares accepted for purchase or exchange in such tender or exchange offer

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires

OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the reduction of shares accepted for purchase or exchange in such tender or exchange offer)

SP1 = the average of the Last Reported Sale Prices of Common Stock over the 10 consecutive Trading-Day period commencing on the Trading Day next succeeding the date such tender or exchange offer expires

      Such adjustment shall occur on the tenth Trading Day from, and including, the Trading Day next succeeding the date such tender or exchange offer expires and shall be applied on a retroactive basis from, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

     If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.

     Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities.

     (f) The Company may (but is not required to) increase the Conversion Rate to avoid or diminish income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or any similar event treated as such for income tax purposes.

     (g) To the extent permitted by applicable law and the rules of any stock exchange or market upon which the Common Stock is listed or admitted for trading, the Company may increase the Conversion Rate by any amount for a period of at least 20 days if the Company's Board of Directors determines that such increase would be in the best interest of the Company, which determination shall be conclusive.

     (h) Notwithstanding the foregoing provisions of this Section 5.02, the applicable Conversion Rate need not be adjusted:

           (i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the securities of the Company and the investment of additional optional amounts in shares of Common Stock under any plan;

          (ii) upon the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

         (iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security not described in clause (ii) above and outstanding as of the Issue Date;

          (iv) for a change in the par value of the Common Stock; or

           (v) for accrued and unpaid interest (including Additional Interest, if any).

     (i) All calculations under this Section 5.02 shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. The Company shall not be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least 1% in the Conversion Rate; provided, however, that the Company shall carry forward any adjustments that are less than 1% of the Conversion Rate that the Company elects not to make and take them into account upon the earlier of (i) any conversion of Notes or (ii) such time as all adjustments that have not been made prior thereto would have the effect of adjusting the conversion rate by at least 1%. Except as provided in Sections
5.03 and 5.04, the Company shall not adjust the Conversion Rate.

     (j) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee and any Conversion Agent other than the Trustee an Officers' Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Trust Officer of the Trustee shall have received such Officers' Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to the Holder of each Note at such Holder's last address appearing on the Security Register. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

     (k) Any case in which this Section 5.02 provides that an adjustment shall become effective immediately after (i) a Record Date for an event, (ii) the date fixed for the determination of a share split or combination pursuant to Section 5.02(a), or (iii) the Expiration Time for any tender or exchange offer pursuant to Section 5.02(e), (each a "Determination Date"), the Company may elect to defer until the occurrence of the applicable Adjustment Event (x) issuing to the Holder of any Note converted after such Determination Date and before the occurrence of such Adjustment Event, the Additional Shares of Common Stock or other securities issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such Holder any amount in cash in lieu of such Additional Shares of Common Stock or other securities or in lieu of any fraction pursuant to Section 5.01(b). For purposes of this Section 5.02, the term "Adjustment Event" shall mean:

          (1) in any case referred to in clause (i) above, the occurrence of such event,

          (2) in any case referred to in clause (ii) above, the date any such dividend or distribution is paid or made, and

          (3) in any case referred to in clause (iii) above, the date a sale or exchange of Common Stock pursuant to such tender or exchange offer is consummated and becomes irrevocable.

     (l) For purposes of this Section 5.02, the number of shares of Common Stock at any time Outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

     (m) Whenever any provision of this Article Five requires a calculation of an average of Last Reported Sale Prices over a span of multiple days, the Company shall make appropriate adjustments (determined in good faith by the Company's Board of Directors) to account for any adjustment to the Conversion Rate that becomes effective at any time during the period from which the average is to be calculated. Such adjustments shall be effective as of the Effective Date of the adjustment to the Conversion Rate.

     Section 5.03.  Effect of Reclassification, Consolidation, Merger or Sale.

     (a) If any of the following events occur: (i) any recapitalization, reclassification or change of Common Stock (other than a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, or other property or assets (or any combination thereof), (ii) any statutory share exchange, consolidation or merger involving the Company pursuant to which the Common Stock shall be converted into cash, securities or other property (or any combination thereof) or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than one or more of the Subsidiaries of the Company) as a result of which the Common Stock shall be converted into cash, securities or other property (or any combination thereof) (any such event or transaction, a "Reorganization Event"), then the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a Supplemental Indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such Supplemental Indenture) providing that at the effective time of the Reorganization Event each Note shall be convertible into, with respect to each $1,000 in principal amount of such Note, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (the "Reference Property"). For purposes of the foregoing, the type and amount of consideration that a holder of Common Stock would have been entitled to receive in the case of any such Reorganization Event that causes the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. Such Supplemental Indenture shall provide for provisions and adjustments which shall be as nearly equivalent as may be practicable to the provisions and adjustments provided for in this Article Five and in Article Four of this Supplemental Indenture and in the definition of Fundamental Change, as appropriate, as determined in good faith by the Company (which determination shall be conclusive), to make such provisions apply to such other Person if different from the original issuer of the Notes. If, in the case of any Reorganization Event, the cash, securities or other property receivable thereupon by a holder of Common Stock includes cash, securities or other property of a Person other than the successor or purchasing Person, as the case may be, in such Reorganization Event, then such Supplemental Indenture shall also be executed by such successor or purchasing Person, as the case may be, and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Company's Board of Directors shall reasonably consider necessary by reason of the foregoing.

     (b) The Company shall cause notice of the execution of any Supplemental Indenture required by this Section 5.03 to be mailed to each Holder of Notes, at its address appearing on the Security Register, within 20 calendar days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such Supplemental Indenture.

     (c) The above provisions of this Section 5.03 shall similarly apply to successive Reorganization Events.

     (d) None of the foregoing provisions shall affect the right of a Holder of Notes to convert the Notes into shares of Common Stock as set forth in Section
5.02 prior to the effective time of such Reorganization Event.

     Section 5.04.  Adjustment Upon Certain Fundamental Changes.

     (a) If a Holder elects to convert Notes at a time when a Fundamental Change described in clause (1) or (2) of the definition of Fundamental Change has occurred, the Conversion Rate for such Notes so converted shall be increased by an additional number of shares of Common Stock (the "Additional Shares") as described below. Any conversion of Notes shall be deemed to have occurred in connection with such Fundamental Change if the notice of conversion of the Notes is received by the Conversion Agent from, and including, the Effective Date of the Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Purchase Date.

     (b) Upon surrender of Notes for conversion in connection with a Fundamental Change, the Company shall deliver to a converting Holder a number of shares of Common Stock equal to (i) the aggregate principal amount of Notes to be converted divided by $1,000, multiplied by (ii) the applicable Conversion Rate (including the Additional Shares). The Company shall deliver such shares of Common Stock on the third Business Day immediately following the relevant Conversion Date. If the consideration for the Common Stock in any Fundamental Change described in clause (2) of the definition of Fundamental Change is comprised entirely of cash, the conversion obligation shall be calculated based solely on the "Stock Price" for the transaction and shall be deemed to be an amount equal to the applicable Conversion Rate multiplied by such Stock Price. In such event, the conversion obligation shall be determined and paid to Holders in cash on the third Business Day following the conversion date. The Company shall notify Holders of the Effective Date of any Fundamental Change and issue a press release announcing such Effective Date no later than five Business Days after such Effective Date.

     (c) The number of Additional Shares by which the Conversion Rate shall be increased shall be determined by reference to the table attached as Schedule A hereto, based on the date on which the Fundamental Change occurs or becomes effective (the "Effective Date") and the Stock Price paid or deemed paid per share of Common Stock in the Fundamental Change. If a Holder elects to convert its Notes prior to the Effective Date of any Fundamental Change, and the Fundamental Change does not occur, such Holder shall not be entitled to an increased Conversion Rate in connection with such conversion. If the Fundamental Change is a transaction described in clause (1) or (2) of the definition thereof, and Holders of Common Stock receive only cash in that Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the last reported sale prices of Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Effective Date of the Fundamental Change.

     (d) The Stock Prices set forth in the column headings of the table in Schedule A hereto shall be adjusted as of any date on which the Conversion Rate of the Notes is adjusted pursuant to Section 5.02. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in such table shall be adjusted in the same manner as the Conversion Rate as set forth in Section 5.02.

     The exact Stock Prices and Effective Dates may not be set forth in the table in Schedule A, in which case:

           (i) if the Stock Price is between two Stock Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares by which the Conversion Rate shall be increased shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 365-day year.

          (ii) if  the Stock Price is greater than $102.00 per share (subject to
               adjustment),  no  Additional  Shares  shall  be  added   to   the
               Conversion Rate.

         (iii) if the Stock Price is less than $25.50 per share (subject to
               adjustment),  no  Additional  Shares  shall  be  added   to   the
               Conversion Rate.

     Notwithstanding the foregoing, in no event shall the total number of shares of Common Stock issuable upon conversion exceed 39.2157 per $1,000 principal amount of Notes, subject to adjustments in the same manner as the Conversion Rate under Section 5.02.

     Section 5.05.  Stockholder Rights Plan.

     To the extent that the Company has a rights plan in effect upon conversion of the Notes into Common Stock, Holders that convert their Notes shall receive, in addition to the Common Stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all holders of Common Stock shares of the Company's capital stock, evidences of indebtedness or assets as described in Section 5.02(b) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. In lieu of any such adjustment, the Company may amend such applicable stockholder rights agreement to provide that upon conversion of the Notes the Holders shall receive, in addition to the Common Stock issuable upon such conversion, the rights which would have attached to such Common Stock if the rights had not become separated from the Common Stock under such applicable stockholder rights agreement.

     Section 5.06.  Trustee Adjustment Disclaimer.

     The Trustee has no duty to determine when an adjustment under this Article Five should be made, how it should be made or what it should be. The Trustee has no duty to determine whether a Supplemental Indenture under Section 5.03 need be entered into or whether any provisions of any Supplemental Indenture are correct. The Trustee shall not be accountable for and makes no representation as to the validity or value of any securities or assets issued upon conversion of Securities. The Trustee shall not be responsible for the Company's failure to comply with this Article Five. Each Conversion Agent (other than the Company or an affiliate of the Company) shall have the same protection under this
Section 5.06 as the Trustee.

                                   ARTICLE SIX

                         EVENTS OF DEFAULT AND REMEDIES

     SECTION 6.01.  Additional Events of Default.

     In addition to the Events of Default set forth in Section 5.01 of the Base Indenture, the Notes shall also be subject to the following Events of Default:

      (i) a failure by the Company to convert the Notes in accordance with the provisions of this Supplemental Indenture upon exercise of a Holder's conversion right which default shall continue for a period of three Business Days after there has been given, by registered or certified mail, to the Company by the Trustee or by such Holder, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under this Supplemental Indenture;

     (ii) a failure by the Company to deliver a Company Notice;

    (iii) a failure by the Company to repurchase Notes of such series tendered for repurchase following the occurrence of a Fundamental Change in accordance with Section 4.01 of this Supplemental Indenture; and

     (iv) a failure by the Company or any Subsidiary of the Company to pay any Indebtedness within any applicable grace period after its final maturity or the acceleration by the holders thereof, if the total amount of such Indebtedness unpaid or accelerated exceeds $100 million.

     Section 6.02.  Exception to Remedies.

           Notwithstanding anything in this Supplemental Indenture or the Base Indenture to the contrary, to the extent elected by the Company, the sole remedy for an Event of Default relating to the failure by the Company to comply with the reporting obligations set forth in Section 7.04 of the Base Indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, shall for the first 120 days after the occurrence of such an Event of Default, consist exclusively of the right of Holders to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes (the "Additional Interest"). If the Company so elects, such Additional Interest shall be payable in the same manner and on the same dates as the stated interest payable on the Notes. The Additional Interest shall accrue on all outstanding Notes from and including the date on which the Event of Default relating to the failure to comply with the reporting obligations in the Base Indenture or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to but not including the 120th day thereafter (or such earlier date on which such Event of Default is cured or waived by the Holders of a majority in principal amount of the outstanding Notes). On such 120th day (or earlier, if the Event of Default relating to the reporting obligations under the Base Indenture or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act is cured or waived by the Holders of a majority in principal amount of the outstanding Notes prior to such 120th day), such Additional Interest shall cease to accrue and, if the Event of Default relating to reporting obligations or the failure to comply with Section 314(a)(1) of the Trust Indenture Act has not been cured or waived prior to such 120th day, the notes shall be subject to acceleration as provided in the Base Indenture. The provisions of this Section
6.02 shall not affect the rights of Holders of Notes in the event of the occurrence of any other Event of Default. In the event the Company does not elect to pay the Additional Interest upon an Event of Default in accordance with this Section 6.02, the Notes shall be subject to acceleration as provided in the Base Indenture. In order to elect to pay the Additional Interest on the Notes as the sole remedy during the first 120 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in
Section 7.04 of the Base Indenture or the failure to comply with Section 314(a)(1) of the Trust Indenture Act in accordance with this Section 6.02, the Company must notify all Holders of Notes, the Trustee and the Paying Agent of such election on or before the close of business on the date on which such Event of Default first occurs, stating (i) the amount of such Additional Interest that is payable and (ii) the date on which such Additional Interest is payable.

                                  ARTICLE SEVEN

                           MODIFICATION AND AMENDMENT

     Section 7.01.  Modification and Amendment.

     (a)  In  addition to the  provisions set forth in Section 9.01 and  Section
9.02 of the Base Indenture, the Company and the Trustee may, without the consent of the Holders, enter into one or more supplemental indentures to conform the provisions of the Indenture or the Notes to the description of the Notes provided in the final prospectus supplement of the Company for the Notes dated April 28, 2009 and filed with the Securities and Exchange Commission.

     (b)  In  addition to the  provisions set forth in Section 9.01 and  Section
9.02 of the Base Indenture, without the consent of each Holder of an outstanding Note affected thereby, the Company and the Trustee may not:

            (i) make any change that adversely affects the conversion rights of any Note; or

           (ii) reduce the Fundamental Change Purchase Price of any Note or the amend or modify in any manner adverse to the holders of Notes the Company's obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

                                  ARTICLE EIGHT

                                  MISCELLANEOUS

     SECTION 8.01.  Form of Notes.

     The Notes and the Trustee's Certificates of Authentication to be endorsed thereon are to be substantially in the form of Exhibit A, which forms are hereby incorporated in and made a part of this Supplemental Indenture.

     The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

     Section 8.02.  Ratification of Base Indenture.

     The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified, confirmed and preserved.

     Section 8.03.  Application of Supplemental Indenture.

     The provisions of this Supplemental Indenture shall take effect immediately upon its execution in accordance with Section 9.04 of the Base Indenture; provided that the provisions set forth in this Supplemental Indenture shall apply only in respect of the Notes issued under this Supplemental Indenture and not to any past or future series of Securities established under the Base Indenture or any other supplemental indenture.

     Section 8.04.  Trust Indenture Act Controls.

     If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

     Section 8.05.  Conflict with Base Indenture.

     To the extent not expressly amended or modified by this Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Supplemental Indenture shall control.

     Section 8.06.  Withholding Offset.

     (a) The Company (through the Withholding Agent or otherwise) shall be entitled to reduce or otherwise set-off against any payments made or deemed made by the Company to Holders in respect of the Notes or the Common Stock for any amounts the Company believes it is required to withhold by law. For the avoidance of doubt, if the Company pays any withholding taxes on behalf of a Holder as a result of an adjustment to the Conversion Rate of the Notes, the Company may, at its option, set-off such payments against payments to such Holder of cash and Common Stock in respect of the Notes. Any amounts withheld pursuant to this Section 8.05 shall be paid over by the Company (through the Withholding Agent or otherwise) to the appropriate taxing authority.

     (b) Prior to or upon the occurrence of any event that results in an actual or deemed payment by the Company to Holders in respect of the Notes or the Common Stock, the Company (through the Trustee, Paying Agent, Withholding Agent, or otherwise) may request a Holder to furnish any appropriate documentation that may be required in order to determine the Company's withholding obligations under applicable law (including, without limitation, a United States Internal Revenue Service Form W-9, Form W-8BEN or Form W-8ECI, as appropriate.

     Section 8.07.  Calculations in Respect of Notes.

       Except as otherwise provided herein, the Company shall make all calculations called for in respect of the Notes. These calculations include, but are not limited to, determinations of the Last Reported Sale Price, accrued interest payable on the Notes and the Conversion Rate. The Company shall make all calculations in good faith and, absent manifest error, such calculations shall be final and binding on the Holders. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of such calculations without independent verification. The Trustee shall forward the Company's calculations to any Holder upon such Holder's request.

     Section 8.08.  Governing Law.

     THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     Section 8.09.  Successors.

     All agreements of the Company in the Base Indenture, this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Base Indenture and this Supplemental Indenture shall bind its successors.

     Section 8.10.  Counterparts.

     This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 8.11.  Appointment of Conversion Agent.

     The Company hereby appoints the Trustee as Conversion Agent, and the Trustee hereby accepts such appoint.

     Section 8.12.  Trustee Disclaimer.

     The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Company and not the Trustee.

                  [Remainder of page intentionally left blank]






     IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused it to be duly executed as of the day and year first above written.


                            UNITED STATES STEEL CORPORATION


                            By:  /s/ L. T. Brockway
                               ---------------------------------
                            Name:     L. T. Brockway
                            Title:    Vice President & Treasurer




                            THE BANK OF NEW YORK MELLON, as Trustee


                            By:  /s/ Mary Miselis
                               ---------------------------------
                            Name:     Mary Miselis
                            Title:    Vice President



                                   Schedule A
                                   ----------
The following table sets forth the hypothetical stock price and the number of Additional Shares to be received per $1,000 principal amount of Notes:

                     Stock Price on Fundamental Change Date

Effective     $25.50  $30.00  $36.00  $42.00  $48.00  $54.00  $60.00  $66.00
Date
----------------------------------------------------------------------------
May 4, 2009   7.8432  6.1610  4.4041  3.3131  2.5908  2.0874  1.7217  1.4468

May 15, 2010  7.8432  6.1450  4.2527  3.1122  2.3792  1.8829  1.5318  1.2739

May 15, 2011  7.8432  6.0924  4.0083  2.8029  2.0621  1.5825  1.2574  1.0277

May 15, 2012  7.8432  5.6262  3.3877  2.1802  1.4946  1.0856  0.8294  0.6611

May 15, 2013  7.8432  4.6447  2.2401  1.1362  0.6269  0.3867  0.2685  0.2058

May 15, 2014  7.8432  1.9608  0.0000  0.0000  0.0000  0.0000  0.0000  0.0000


              $72.00  $78.00  $84.00  $90.00  $96.00  $102.00
              -----------------------------------------------
May 4, 2009   1.2341  1.0655  0.9290  0.8167  0.7227   0.6431

May 15, 2010  1.0783  0.9260  0.8043  0.7053  0.6232   0.5542

May 15, 2011  0.8593  0.7319  0.6325  0.5531  0.4882   0.4341

May 15, 2012  0.5450  0.4613  0.3984  0.3493  0.3097   0.2769

May 15, 2013  0.1691  0.1452  0.1279  0.1143  0.1030   0.0934

May 15, 2014  0.0000  0.0000  0.0000  0.0000  0.0000   0.0000